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                                                                  EXHIBIT 10.27

November 20, 2001

James B. Breitmeyer, M.D., Ph.D.
30 Old Road
Weston, MA  02493

Dear Jim,

I am pleased to offer you the position of Chief Medical Officer at a starting monthly exempt salary of $25,000.00, which is equivalent to $300,000.00 annually. As a member of our executive staff you will be eligible for an annual performance based incentive of up to 25% of your base salary subject to Board approval. You will report directly to William D. Huse, M.D., Ph.D., Chief Executive Officer and President.

In addition, after you have accepted our offer of employment, you will be offered 200,000 stock options under the Company's Incentive Stock Option Plan, which provides for vesting over a four-year period. You also will be eligible for an annual performance based option grant at the discretion of the Board of Directors.

Applied Molecular Evolution agrees to provide a loan of $400,000.00 at an annual interest rate of 6% secured by the second deed of trust on the home you will be purchasing upon your relocation to San Diego. Interest on the loan shall cumulate and shall be payable with principal in four years from the date of inception of the loan. This loan will be fully forgivable on the 4th year anniversary of its inception, subject to your continued employment by AME. Additionally, AME will pay to move your household goods and automobiles and give you $20,000.00 in gross pretax dollars for miscellaneous moving expenses.

You will be authorized to continue your consulting relationship with Cleveland Cancer Therapies, Collagenex, Inc., and Aton Pharma, Inc. Additionally, Applied Molecular Evolution agrees in the event of terminating your employment for any reason except cause, within four years of your start date, we will pay you severance equivalent to six months of your base salary.

As an employee of Applied Molecular Evolution, you will receive employer-paid medical, dental, life/AD&D, short and long-term disability insurance effective your first date of employment. You will also be eligible to enroll in Applied Molecular Evolution's 401(k) and Flexible Benefits and Employee Stock Purchase plans during any enrollment period following employment.

As a pre-condition of your employment, you will be required to sign a copy of our Proprietary Information and Inventions Agreement. Two copies of this agreement are attached for your review and signature. Please return both copies and subsequently, one copy will be returned to you after they have been signed by Applied Molecular Evolution's Chief Executive Officer. Also, it should be noted that it is Applied Molecular Evolution's policy to respect fully proprietary and/or confidential information of your previous employers. No employee is expected to disclose, or is allowed to use for Applied Molecular Evolution's purposes, any confidential or proprietary information he or she may have acquired as a result of previous employment.

To conform with the Immigration Reform and Control Act of 1986, please bring with you on your start date the original of either one of the documents noted in List A, or one document from List B and one document from List C from the Employment Eligibility Verification (I-9), (Attached).

Your employment with Applied Molecular Evolution will be at-will. In other words, either you or Applied Molecular Evolution can terminate your employment at any time for any reason, with or without cause and with or


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without notice. This term of employment is not subject to change or modification of any kind except if in writing and signed by you and the Chief Executive Officer of Applied Molecular Evolution.

I am pleased to extend this offer to you and look forward to your acceptance. Please sign and return the attached copy of this offer letter as soon as possible, but no later than November 26, 2001, at which time, it will expire. Once signed by you, this letter will constitute the complete agreement between you and the Company regarding employment matters and will supersede any and all prior written or oral agreements or understanding on these matters.

I am confident that you will make significant contributions to Applied Molecular Evolution's efforts and that you will enjoy the rewards of working for an innovative, fast-paced company. I hope that you will join Applied Molecular Evolution as a regular full-time employee by December 12, 2001. Finally, please feel free to contact me, if you have any questions or concerns regarding any of the above information and/or if you would like additional information on Applied Molecular Evolution's benefit package.

Sincerely,


/s/ Lawrence E. Bloch
Lawrence E. Bloch, M.D.
Chief Financial Officer and
Vice President of Business Development




I accept your offer of employment extended to me on 11/20/01,


and will start my employment on 12/12/01



Signature: /s/ James B. Brietmeyer

Date:  11/24/01